Exhibit 99.1

For Immediate Release
February 26, 2024

Carlyle Secured Lending, Inc. Announces Fourth Quarter and Full Year 2023 Financial Results, Increases Base Dividend to $0.40 Per Common Share and Declares First Quarter 2024 Dividends of $0.48 Per Common Share

New York - Carlyle Secured Lending, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “CSL” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its fourth quarter and full year ended December 31, 2023.
Aren LeeKong, CSL’s Chief Executive Officer said, “We are very pleased with our fourth quarter and fiscal year 2023 results, which we believe were due to our ability to capitalize on the breadth and depth of the OneCarlyle platform and drive performance throughout an evolving market environment. Despite the market's complexity, we remained steadfast in our disciplined approach to deliver steady income and solid credit performance by sourcing transactions during 2023 with pricing, terms and structures that were attractive relative to historical originations. As a result of our continued execution of this strategy, the quality of our portfolio, and confidence in the future, we are increasing our base dividend by $0.03 to $0.40 per share.”
Net investment income for the fourth quarter of 2023 was $0.56 per common share, and net asset value per common share increased by 0.8% for the fourth quarter to $16.99 from $16.86 as of September 30, 2023. The total fair value of our investments was $1.8 billion as of December 31, 2023.
Net investment income for 2023 was $2.10 per common share. The net asset value per common share was $16.99 as of December 31, 2023, unchanged from $16.99 as of December 31, 2022.

Dividends
On February 20, 2024, the Board of Directors declared a base quarterly common dividend of $0.40 per share, a $0.03 per share or 8% increase from our prior base dividend, plus a supplemental common dividend of $0.08 per share. The dividends are payable on April 17, 2024 to common stockholders of record on March 29, 2024.

On December 19, 2023, the Company declared a cash dividend on the Preferred Stock for the period from October 1, 2023 to December 31, 2023 in the amount of $0.438 per Preferred Share to the holder of record on December 29, 2023.

Conference Call
The Company will host a conference call at 11:00 a.m. EST on Tuesday, February 27, 2024 to discuss these quarterly financial results. The conference call will be available via public webcast via a link on Carlyle Secured Lending’s website and will also be available on our website soon after the call’s completion.

Carlyle Secured Lending, Inc.
CSL is an externally managed specialty finance company focused on lending to middle-market companies. CSL is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through December 31, 2023, CSL has invested approximately $8.2 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. CSL’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. CSL has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: carlylesecuredlending.com
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About Carlyle
Carlyle (“Carlyle,” or the “Adviser”) (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $426 billion of assets under management as of December 31, 2023, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 2,200 employees in 28 offices across four continents. Further information is available at www.carlyle.com. Follow Carlyle on X @OneCarlyle and LinkedIn at The Carlyle Group.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
Daniel Hahn	Kristen Greco Ashton
+1-212-813-4928 publicinvestor@carlylesecuredlending.com	+1-212-813-4763 kristen.ashton@carlyle.com
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